Exhibit G.2.A

AMENDMENT

AMENDMENT dated as of August 19, 2014, between each entity listed on Annex I attached hereto (each a “Fund” and, collectively the “Funds”) and The Bank of New York Mellon (the “Custodian”).

WHEREAS, the Funds and the Custodian have entered into a Foreign Custody Manager Agreement dated as of March 21, 2014, as amended from time to time, (the “Agreement”); and

WHEREAS, the parties wish to amend the Agreement as set forth herein.

NOW THEREFORE, for and in consideration of the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.	Annex I to the Agreement shall be replaced in its entirety with Schedule I attached hereto for the addition of the following Fund:

Virtus Strategic Income Fund

2.            This Amendment constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communication and prior writings (except as provided herein and in the Agreement) with respect thereto. Except for any amendments to the Agreement, all terms and conditions of the Agreement will continue in full force and effect in accordance with its provisions on the date of this Amendment. References to the Agreement will be to the Agreement, as amended by this Amendment.

3.            No amendment, modification or waiver in respect of the matters contemplated by this Amendment will be effective unless made in accordance with the terms of the Agreement.

4.            This Amendment shall become effective upon execution by the parties hereto. From and after the execution hereof, any reference to the Agreement shall be a reference to the Agreement as amended hereby.

5.             Except as amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their respective officers, thereunto duly authorized, as of the date first above written.

AUTHORIZED SIGNER OF:

VIRTUS ALTERNATIVE SOLUTIONS TRUST

By:	/s/ W. Patrick Bradley

Name:	W. Patrick Bradley

Title:	CFO, Treasurer & Sr. Vice President

AUTHORIZED OFFICER OF:

THE BANK OF NEW YORK MELLON

By:	/s/ Wm Blatchford

Name:	Wm Blatchford

Title:	Managing Director

ANNEX I

Fund Name

Virtus Alternative Solutions Trust

Series Name	Tax Identification

Virtus Alternative Income Solution Fund	46-4544981

Virtus Alternative Inflation Solution Fund	46-4500611

Virtus Alternative Total Solution Fund	46-4500387

Virtus Strategic Income Fund	47-1302569

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